UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 7, 2015
GT ADVANCED TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-34133	03-0606749
(Commission File Number)	(I.R.S. Employer Identification No.)
243 Daniel Webster Highway, Merrimack, New Hampshire 03054
(Address of principal executive offices)
(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As previously disclosed in the Current Report on Form 8-K filed by GT Advanced Technologies Inc. (the “Company”), on October 6, 2014, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Debtors’ Chapter 11 cases (the “Chapter 11 Cases”) are being jointly administered under the caption In re GT Advanced Technologies Inc., et al, Case No. 14-11916 (HJB). Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/gtat.
Item 1.01. Entry into a Material Definitive Agreement
On December 10, 2015, the Company, together with certain of its subsidiaries as guarantors (the “Guarantors”), the lenders party thereto from time to time (the “DIP Lenders”) and Cantor Fitzgerald Securities, as administrative agent and collateral agent for the DIP Lenders, entered into the second amendment to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated July 27, 2015 (such amendment, the “Second DIP Facility Amendment”). The Second DIP Facility Amendment provides for, among other things, reductions of the minimum amounts of cash and cash equivalents the Company and its subsidiaries are required to maintain during December 2015, January 2016 and February 2016.
The foregoing description of the Second DIP Facility Amendment does not purport to be complete and is qualified in its entirety by reference to the Second DIP Facility Amendment, which is filed as Exhibit 10.1 hereto.
Item 8.01. Other Events.
As disclosed in the Company’s Current Report on Form 8-K filed on December 7, 2015, the Company previously expected to receive a tax refund from the Internal Revenue Service in an amount equal to approximately $24 million. On December 7, 2015, the Company received such refund.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 to Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated December 10, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GT ADVANCED TECHNOLOGIES INC.
Dated: December 11, 2015
/s/ Hoil Kim

By:	Hoil Kim

Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 2 to Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated December 11, 2015